Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Relations:
800-348-1074, ext. 3333
investorrelations@carrols.com

CARROLS RESTAURANT GROUP, INC. REPORTS FINANCIAL RESULTS
FOR THE FOURTH QUARTER AND FULL YEAR OF 2013

Syracuse, New York — (Business Wire) — February 27, 2014 — Carrols Restaurant Group, Inc. ("Carrols" or the “Company”) (Nasdaq: TAST) today announced financial results for the fourth quarter and full year ended December 29, 2013. The Company also provided guidance for 2014.

Highlights for the fourth quarter of 2013 versus the fourth quarter of 2012 include:

▪	Restaurant sales increased 1.8% to $165.5 million from $162.6 million;

▪	Comparable restaurant sales increased 1.7% compared to a 7.3% increase in the prior year period, marking ten consecutive quarters of positive comparable restaurant sales growth;

▪
Net loss from continuing operations was $2.1 million, or $0.09 per diluted share, compared to a net loss from continuing operations of $8.8 million, or $0.39 per diluted share, in the prior year period;

▪
Net loss from continuing operations included impairment and other lease charges of $0.6 million, or $0.01 per diluted share, after tax. Net loss from continuing operations in the prior year period included certain charges, including integration costs related to the May 2012 acquisition and costs related to the conclusion and settlement of the long-standing litigation with the EEOC. In aggregate these charges were approximately $4.0 million, or $0.11 per diluted share, after tax; and

▪
Adjusted EBITDA, a non-GAAP financial measure, increased over 200% to $10.4 million from $3.3 million in the prior year period. (Please refer to the reconciliation of Adjusted EBITDA to net loss from continuing operations in the tables at the end of this release).

Highlights for the full year 2013 versus the full year 2012 include:

•	Restaurant sales increased 23.0% to $663.5 million in 2013 from $539.6 million in 2012, and included $295.4 million and $174.3 million, respectively, from restaurants acquired in May 2012;

•	Comparable restaurant sales increased 1.0% compared to a 7.1% increase in the prior year;

•	Net loss from continuing operations was $13.5 million, or $0.59 per diluted share, compared to a net loss from continuing operations of $18.8 million, or $0.83 per diluted share, in the prior year;

•
Net loss from continuing operations in 2013 included impairment and other lease charges of approximately $4.5 million, or $0.12 per diluted share, after tax. Net loss from continuing operations in 2012 included acquisition and integration-related costs, costs for the conclusion and settlement of the EEOC litigation, and a loss on extinguishment of debt from the May 2012 refinancing. In aggregate these charges were approximately $12.9 million, or $0.35 per diluted share, after tax; and

•	Adjusted EBITDA increased 37.2% to $34.3 million from $25.0 million in the prior year period.

As of December 29, 2013, Carrols owned and operated 564 BURGER KING® restaurants.

Daniel T. Accordino, the Company's Chief Executive Officer said, “We consider 2013 to have been a very successful and transitional year for the Company. Our financial performance reflected the effectiveness of Burger King’s product and marketing initiatives as sales continued to grow and operating margins increased across our entire business. In addition, our fourth quarter results provide further evidence of the progress that we made throughout 2013 improving operations and profitability of the restaurants acquired from Burger King in 2012. The acquired restaurants significantly contributed to the increase in Adjusted EBITDA and our overall operating margins for both the quarter and the full year. We also completed the remodeling of 111 restaurants in 2013, and have now upgraded more than 200 restaurants to the new 20/20 design over the past 18 months.”

Accordino continued, “The fourth quarter marked ten consecutive quarters of positive comparable restaurant sales growth and was notable given the difficult 7.3% comparison from the prior year and the continuing competitive pressures throughout the QSR segment. Our fourth quarter comparable restaurant sales trends, while tracking at approximately 3% through November, were dampened somewhat by the severe weather conditions in December. And while we have solid expectations for 2014, the persistent weather conditions have adversely affected sales in many of our markets early in the year making for a difficult start.”

Fourth Quarter 2013 Financial Results

Restaurant sales increased 1.8% to $165.5 million in the fourth quarter of 2013 compared to $162.6 million in the fourth quarter of 2012 despite having eight fewer restaurants in operation at the end of the fourth quarter this year compared to last year. Comparable restaurant sales increased 1.7% on an overall basis including an increase of 1.8% at legacy restaurants and a 1.6% increase at the 2012 acquired restaurants. Average check was 3% higher while customer traffic decreased 1.3%.

Adjusted EBITDA was $10.4 million in the fourth quarter of 2013, or 6.3% of restaurant sales, compared to $3.3 million, or 2.0% of restaurant sales, in the fourth quarter of 2012. Adjusted Restaurant-Level EBITDA, also a non-GAAP financial measure, increased $7.8 million to $20.2 million from $12.4 million in the prior year quarter. Adjusted Restaurant-Level EBITDA margin increased from 7.6% to 12.2% in the fourth quarter of 2013, reflecting improvements at the legacy restaurants, a 5.1% decrease in cost of sales (as a percentage of sales) at the 2012 acquired restaurants, and additional profitability improvements at the 2012 acquired restaurants. (Please refer to the reconciliation of Adjusted Restaurant-Level EBITDA to income (loss) from operations in the tables at the end of this release).

General and administrative expenses were $9.9 million in the fourth quarter of 2013, or 6.0% of restaurant sales, compared to $12.5 million in the fourth quarter of 2012, or 7.7% of restaurant sales. Such expenses in 2012 included $2.6 million related to the EEOC litigation.

Interest expense remained flat at $4.7 million in the fourth quarter of 2013 compared to the same period last year.

Net loss from continuing operations in the fourth quarter of 2013 was $2.1 million, or $0.09 per diluted share, including impairment and other lease charges of $0.6 million, or $0.01 per diluted share after tax. Net loss from continuing operations in the fourth quarter of 2012 was $8.8 million, or $0.39 per diluted share, including integration costs related to the acquisition and costs related to the conclusion and settlement of long-standing litigation with the EEOC. In aggregate these charges were approximately $4.0 million in 2012, or $0.11 per diluted share, after tax.

2014 Guidance

The Company is providing the following guidance for 2014:

▪
Total restaurant sales of $665 million to $680 million including a comparable restaurant sales increase of 1.5% to 3.5%. Comparable restaurant sales are expected to decrease 1.5% to 2.5% in the first quarter as a result of the severe winter weather;

▪	A commodity cost increase of 2.0% to 3.0%;

▪	General and administrative expenses of approximately $39 million to $41 million (excluding stock compensation costs);

▪	Adjusted EBITDA of $38 million to $42 million;

▪	An effective income tax benefit of 33% to 35% which could increase if the Work Opportunity Tax Credit is reinstated and extended;

▪
Capital expenditures of approximately $30 million to $35 million, including $18 million to $20 million for remodeling 65 to 75 restaurants and $4 million to $5 million for costs to scrape and rebuild three restaurants; and

▪	15 to 20 restaurant closures.
Accordino concluded, “Our long-term plan includes expanding our ownership of Burger King restaurants. We believe that there is considerable opportunity for future growth, as our right of first refusal in 20 states acquired from Burger King provides us with the ability to selectively acquire additional restaurants over time. We also believe that our progress in improving operations and profitability at the restaurants acquired in 2012 demonstrates how we can enhance shareholder value through expansion.”

Conference Call Today
Daniel T. Accordino, Chief Executive Officer, and Paul Flanders, Chief Financial Officer, will host a conference call to discuss fourth quarter and full year 2013 financial results today at 8:30 AM ET.

The conference call can be accessed live over the phone by dialing 888-846-5003 or for international callers by dialing 480-629-9856. A replay will be available one hour after the call and can be accessed by dialing 800-406-7325 or for international callers by dialing 303-590-3030; the passcode is 4667646. The replay will be available until Thursday, March 6, 2014. Investors and interested parties may listen to a live webcast of this conference call by visiting www.carrols.com under the tab "Investor Relations”.

About the Company
Carrols Restaurant Group, Inc. is Burger King Corporation's largest franchisee, globally, with 564 BURGER KING® restaurants as of December 29, 2013 and has operated BURGER KING® restaurants since 1976. For more information on Carrols, please visit the company's website at www.carrols.com.

Forward-Looking Statements
Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols' filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.
Consolidated Statements of Operations
(in thousands except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended (a)		Twelve Months Ended (a)
	December 29, 2013	December 30, 2012	December 29, 2013	December 30, 2012
Restaurant sales	$165,514	$162,583	$663,483	$539,608
Costs and expenses:
Cost of sales	48,906	53,243	201,532	172,698
Restaurant wages and related expenses (b)	51,677	51,049	208,404	169,857
Restaurant rent expense	11,841	12,059	47,198	37,883
Other restaurant operating expenses (b)	25,752	28,199	106,508	88,883
Advertising expense	7,119	7,120	29,615	22,257
General and administrative expenses (b) (c)	9,886	12,474	37,228	36,085
Depreciation and amortization	8,604	7,784	33,594	26,321
Impairment and other lease charges	555	725	4,462	977
Other expense (income)	202	(481)	17	(717)
Total costs and expenses	164,542	172,172	668,558	554,244
Income (loss) from operations	972	(9,589)	(5,075)	(14,636)
Interest expense	4,711	4,711	18,841	12,764
Loss on extinguishment of debt	—	—	—	1,509
Loss from continuing operations before income taxes	(3,739)	(14,300)	(23,916)	(28,909)
Benefit for income taxes	(1,677)	(5,506)	(10,397)	(10,093)
Net loss from continuing operations	(2,062)	(8,794)	(13,519)	(18,816)
Loss from discontinued operations, net of tax	—	(114)	—	(72)
Net loss	$(2,062)	$(8,908)	$(13,519)	$(18,888)

Diluted net loss per share:
Continuing operations	$(0.09)	$(0.39)	$(0.59)	$(0.83)
Discontinued operations	$—	$(0.01)	$—	$—
Diluted weighted average common shares outstanding (d)	23,047	22,748	22,959	22,580

(a)
The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and twelve months ended December 29, 2013 and December 30, 2012 each included thirteen and fifty-two weeks, respectively.

(b)
Acquisition and integration expenses were included for the three and twelve months ended December 30, 2012, respectively, as follows: $0 and $1,800 in restaurant wages and related expenses, $1,485 and $2,585 in other restaurant operating expenses, and $(90) and $1,657 in general and administrative expenses.

(c)
General and administrative expenses include stock-based compensation expense of $306 and $337 for the three months ended December 29, 2013 and December 30, 2012, respectively, and $1,205 and $925 for the twelve months ended December 29, 2013 and December 30, 2012, respectively. General and administrative expenses for the twelve months ended December 29, 2013 also included $85 of costs related to the Company's litigation with the EEOC that was settled in January 2013. General and administrative expenses for the three and twelve months ended December 30, 2012 included $2,636 and $5,343, respectively of costs related to the Company's litigation with the EEOC settled in early 2013.

(d)
Shares issuable for convertible preferred stock and non-vested restricted stock were not included in the computation of diluted net loss per share because their effect would have been anti-dilutive for the periods presented.

Carrols Restaurant Group, Inc.
Supplemental Information

The following table sets forth certain unaudited supplemental financial and other data for the periods indicated (in thousands, except number of restaurants, percentages and average weekly sales per restaurant):

	(unaudited)		(unaudited)
	Three Months Ended (a)		Twelve Months Ended (a)
	December 29, 2013	December 30, 2012	December 29, 2013	December 30, 2012
Restaurant Sales: (a)
Legacy restaurants	$92,698	$90,842	$368,081	$365,331
Acquired restaurants	72,816	71,741	295,402	174,277
Total restaurant sales	$165,514	$162,583	$663,483	$539,608
Change in Comparable Restaurant Sales (b)	1.7%	7.3%	1.0%	7.1%
Adjusted EBITDA (c)	10,437	3,288	34,271	24,972
Adjusted EBITDA margin (c)	6.3%	2.0%	5.2%	4.6%
Adjusted Restaurant-Level EBITDA (c)	20,219	12,398	70,226	52,415
Adjusted Restaurant-Level EBITDA margin (c)	12.2%	7.6%	10.6%	9.7%
Average Weekly Sales per Restaurant: (d)
Legacy restaurants	24,494	23,967	24,290	23,931
Acquired restaurants	20,721	20,160	20,856	20,681
Expenses - Legacy Restaurants: (e)
Cost of sales	29.2%	30.8%	29.6%	30.6%
Restaurant wages and related expenses	30.8%	30.4%	30.6%	30.6%
Restaurant rent expense	6.2%	6.4%	6.2%	6.3%
Other restaurant operating expenses	14.5%	15.1%	15.0%	15.0%
Advertising expense	4.1%	4.2%	4.2%	3.9%
Expenses - Acquired Restaurants: (e)
Cost of sales	30.0%	35.2%	31.4%	34.9%
Restaurant wages and related expenses	31.8%	32.7%	32.4%	33.3%
Restaurant rent expense	8.4%	8.7%	8.2%	8.5%
Other restaurant operating expenses	16.9%	20.2%	17.4%	19.5%
Advertising expense	4.6%	4.6%	4.7%	4.6%
Number of Restaurants:
Restaurants at beginning of period	564	572	572	298
New restaurants	2	—	2	—
Acquired restaurants	1	—	1	278
Closed restaurants	(3)	—	(11)	(4)
Restaurants at end of period	564	572	564	572

	At 12/29/13	At 12/30/12
Long-term Debt (f)	$160,536	$161,492
Cash (including $20 million of restricted cash)	28,302	58,290

(a)
Acquired restaurants represent the Burger King restaurants acquired from Burger King Corporation on May 30, 2012. Legacy restaurants refer to the Company's Burger King restaurants other than the acquired restaurants.

(b)	Restaurants are generally included in comparable restaurant sales after they have been open or owned for 12 months.

(c)
EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Restaurant-Level EBITDA, and Adjusted Restaurant-Level EBITDA margin are non-GAAP financial measures and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Refer to the Company's reconciliation of EBITDA and Adjusted EBITDA to net loss from continuing operations and to the Company's reconciliation of Adjusted Restaurant-Level EBITDA to income (loss) from operations for further detail. Both Adjusted EBITDA margin and Adjusted Restaurant-Level EBITDA margin are calculated as a percentage of total restaurant sales.

(d)	Average weekly restaurant sales are derived by dividing restaurant sales by the average number of restaurants operating during the period.

(e)	Represents restaurant expenses as a percentage of sales for the respective group of restaurants.

(f)
Long-term debt (including current portion) at December 29, 2013 included $150,000 of the Company's 11.25% Senior Secured Second Lien Notes, $1,200 of lease financing obligations and $9,336 of capital lease obligations. Long-term debt (including current portion) at December 30, 2012 included $150,000 of the Company's 11.25% Senior Secured Second Lien Notes, $1,197 of lease financing obligations and $10,295 of capital lease obligations.

Carrols Restaurant Group, Inc.
Reconciliation of Non-GAAP Measures

	(unaudited)		(unaudited)
	Three Months Ended (a)		Twelve Months Ended (a)
	December 29, 2013	December 30, 2012	December 29, 2013	December 30, 2012
Reconciliation of EBITDA and Adjusted EBITDA: (a)
Net loss from continuing operations	$(2,062)	$(8,794)	$(13,519)	$(18,816)
Benefit for income taxes	(1,677)	(5,506)	(10,397)	(10,093)
Interest expense	4,711	4,711	18,841	12,764
Depreciation and amortization	8,604	7,784	33,594	26,321
EBITDA	9,576	(1,805)	28,519	10,176
Impairment and other lease charges	555	725	4,462	977
Acquisition and integration costs	—	1,395	—	6,042
EEOC litigation and settlement costs	—	2,636	85	5,343
Stock compensation expense	306	337	1,205	925
Loss on extinguishment of debt	—	—	—	1,509
Adjusted EBITDA	$10,437	$3,288	$34,271	$24,972

Reconciliation of Adjusted Restaurant-Level EBITDA: (a)
Adjusted Restaurant-Level EBITDA (a)	$20,219	$12,398	$70,226	$52,415
Less:
Restaurant-level integration costs	—	1,485	—	4,385
General and administrative expenses	9,886	12,474	37,228	36,085
Depreciation and amortization	8,604	7,784	33,594	26,321
Impairment and other lease charges	555	725	4,462	977
Other expense (income)	202	(481)	17	(717)
Income (loss) from operations	$972	$(9,589)	$(5,075)	$(14,636)

(a)
Within our press release, we make reference to EBITDA, Adjusted EBITDA and Adjusted Restaurant-Level EBITDA which are non-GAAP financial measures. EBITDA represents net loss from continuing operations, before benefit for income taxes, interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted to exclude impairment and other lease charges, acquisition and integration costs, EEOC litigation and settlement costs, stock compensation expense and loss on extinguishment of debt. Adjusted Restaurant-Level EBITDA represents income (loss) from operations as adjusted to exclude restaurant-level integration costs, general and administrative expenses, depreciation and amortization, impairment and other lease charges, and other expense (income).

We are presenting Adjusted EBITDA and Adjusted Restaurant-Level EBITDA because we believe that they provide a more meaningful comparison than EBITDA of the Company's core business operating results, as well as with those of other similar companies. Additionally, we present Adjusted Restaurant-Level EBITDA because it excludes the impact of general and administrative expenses, restaurant-level integration costs, and other expense (income), all of which are non-recurring at the restaurant level. Management believes that Adjusted EBITDA and Adjusted Restaurant-Level EBITDA, when viewed with the Company's results of operations in accordance with GAAP and the accompanying reconciliations in the table above, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of the Company's core business without regard to potential distortions. Additionally, management believes that Adjusted EBITDA and Adjusted Restaurant-Level EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.
However, EBITDA, Adjusted EBITDA and Adjusted Restaurant-Level EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income (loss), income (loss) from operations or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies. The tables above provide reconciliations between net loss from continuing operations and EBITDA and Adjusted EBITDA and between Adjusted Restaurant-Level EBITDA and income (loss) from operations.